EXHIBIT 99

                                  PRESS RELEASE


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                        HARLEYSVILLE NATIONAL CORPORATION

                                  PRESS RELEASE

                        HARLEYSVILLE NATIONAL CORPORATION
                                    announces
                              Agreement to Acquire
                          NORTHERN LEHIGH BANCORP, INC.


Contact: Walter E. Daller,  Jr.,  President and Chief Executive  Officer,
            (215) 256-8851

Date:    July 28, 1998

     Harleysville National Corporation (HASDAQ: HNBC) announced today that it has reached a definitive agreement to acquire Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington, a $72 million community bank based in Slatington, Pennsylvania.

     Under the terms of the merger, accounted for as a pooling of interest, Northern Lehigh Bancorp shareholders will receive 3.57 shares of Harleysville National Corporation common stock for each share of Northern Lehigh Bancorp stock. The approximate deal value to Northern Lehigh Bancorp is $151.70 per share, an aggregate of $21.1 million. This price equates to 22.04 times Northern Lehigh Bancorp's estimated trailing 12 months' earnings and a multiple of 2.57 times their book value as of June 30, 1998. Subject to regulatory and shareholder approvals, the transaction is expected to close by the end of 1998.

     Francis Burbidge, president and chief executive officer of Citizens National Bank of Slatington, stated, "This acquisition represents a wonderful opportunity for our local community bank to align itself with the very successful consortium of community banks that Harleysville National Corporation has put together. Our new affiliation will afford us the opportunity to increase the array of products and services we can offer our customers."

     Walter E. Daller, Jr., president and chief executive officer, Harleysville National Corporation, stated, "We look forward to adding Citizens National Bank of Slatington, a local financial institution, to our corporate family. We view this partnership much the same as our former acquisitions, i.e. Slatington is our kind of community with opportunities for growth and enhancement of shareholder value."

     Upon completion of the acquisition, Citizens National Bank of Slatington's banking operations will be merged into those of the Citizens National Bank of Lansford, PA, a wholly owned subsidiary of Harleysville National Corporation. The combined banks' name will be shortened to Citizens National Bank. Citizens National Bank of Lansford has offices in Lansford, Summit Hill, Lehighton, McAdoo, and Honesdale. Citizens National Bank of Slatington has offices in Slatington and Walnutport.

     Thom Oleksa, president and chief executive officer of Citizens National Bank of Lansford,

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said that  "Citizens  National Bank of Slatington  looks very much like Citizens
National Bank of Lansford. We both share the same commitment to our customers and our communities. Our partnership will be a natural extension of our two organizations."

     Four members of Northern Lehigh Bancorp's board of directors will join Citizens National Bank of Lansford's board. The entire Northern Lehigh Bancorp board will remain as a regional board of directors for the Slatington region. The employees of Citizens National Bank of Slatington, including Francis Burbidge, president and ceo, will all remain with the bank.

     Harleysville National Corporation is a bank holding company with total assets in excess of $1.2 billion. Harleysville National's wholly owned subsidiaries include: Harleysville National Bank & Trust Company, which operates 21 branch offices in Montgomery, Bucks, and Chester counties; Citizens National Bank of lansford; Security National Bank, which operates four offices in Pottstown, Montgomery County.